Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole Director, Investor Relations 303-464-3986 derek.cole@myogen.com	Joseph L. Turner Chief Financial Officer 303-464-5222 joe.turner@myogen.com

U.S. FDA GRANTS ORPHAN DRUG DESIGNATION FOR AMBRISENTAN

Denver, Colorado, August 3, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today announced that the United States Food and Drug Administration (FDA) has granted orphan drug designation to ambrisentan for the treatment of pulmonary arterial hypertension (PAH). Ambrisentan is currently being evaluated for PAH in two pivotal Phase III trials, ARIES-1 & -2.

“The FDA’s grant of orphan drug designation to ambrisentan for PAH strengthens our development program by offering regulatory, clinical development and commercial benefits,” said J. William Freytag, Ph.D., President and Chief Executive Officer of Myogen.

The U.S. Orphan Drug Act is intended to assist and encourage companies to develop safe and effective therapies for the treatment of rare diseases and disorders. Under the Orphan Drug Act, upon marketing authorization, the FDA does not accept or approve other applications to market the same medicinal product for the same therapeutic indication for a seven-year period. In addition to potential market exclusivity, orphan drug designation provides protocol assistance, advice on the conduct of clinical trials, tax credits for clinical research expenses, grant funding for research of rare disease treatments and waiver of the Prescription Drug User Fee Act (PDUFA) filing fee.

About Ambrisentan

Ambrisentan is a type-A selective endothelin receptor antagonist and potent inhibitor of endothelin-induced vasoconstriction. Endothelin is a small peptide hormone that is believed to play a critical role in the control of blood flow and cell growth. Elevated endothelin blood levels are associated with several cardiovascular disease conditions, including pulmonary arterial hypertension, chronic kidney disease, hypertension, chronic heart failure, stroke and reclosure of coronary arteries after balloon angioplasty or stent implantation. Therefore, many scientists believe that agents that block the detrimental effects of endothelin will provide significant benefits in the treatment of these conditions. Ambrisentan is selective for the ET(A) receptor versus the ET(B) receptor and demonstrates a half-life that may be suitable for once a day dosing.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company, in conjunction with Novartis, also conducts a target and drug discovery research program focused on the

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development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K filed on March 1, 2004. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Receiving orphan drug designation does not increase the likelihood of eventual regulatory approval for a product candidate. Ambrisentan is not registered for sale for any indication in the United States or abroad. If ambrisentan does not meet safety and efficacy endpoints in clinical evaluation, it will not receive regulatory approval. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

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